SUB-ITEM 77C


	A special meeting of Credit Suisse International Focus Fund's shareholders was held on May 1, 2002 to approve (a) a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM U.K.) and (b) a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM Japan). The results of the votes tabulated at the special meeting are reported below.

A.  To approve a sub-investment advisory agreemetn with CSAM U.K.:

For:		1,599,576.42 shares

Against:	9,490.01 shares

Abstain:	11,506.06 shares

B.  To approve a sub-investmetn advisory agrement with CSAM Japan:

For:		1,600,321.73 shares

Against:	8,708.70 shares

Abstain:	11,542.06 shares

A special meeting of Credit Suisse International Focus Fund's shareholders was held on October 9, 2002 to approve (a) a sub-investment advisory agreement for the fund, Credit Suisse Asset Management, LLC and Credit Suisse Asset Management Limited (CSAM Australia).
The results of the votes tabulated at the special meeting are reported below.

A.  To approve a sub-investment advisory agreemetn with CSAM Australia:

For:		22,253,930.13 shares

Against:	442,502.35 shares

Abstain:	374,476.04 shares